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                                                                    EXHIBIT 99.1

                             [MCLEOD LETTERHEAD]

PRESS RELEASE

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McLeod, Inc.                         TELECOM*USA Publishing Group, Inc.
221 3rd Avenue, SE, Suite 500        201 3rd Avenue, SE
Cedar Rapids, IA                     Cedar Rapids, IA
Press Contact:    Justin Saylor      Contact: Arthur L. Christoffersen
Investor Contact: Bryce E. Nemitz
Phone:              (319) 364-0000   Phone:   (319) 366-1100 ext. 3100
FAX:                (319) 298-7767   FAX:    (319) 368-1303
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FOR IMMEDIATE RELEASE

MCLEOD, INC. AGREES TO ACQUIRE TELECOM*USA
PUBLISHING GROUP, INC.

Cedar Rapids, IA, August 15 - McLeod, Inc. (NASDAQ/NMS:MCLD) announced today that it has signed an agreement to acquire 100% of the outstanding shares of TELECOM*USA Publishing Group, Inc. in a cash and stock transaction valued at up to $81.5 million. The agreement remains subject to the satisfaction of certain conditions.

McLeod, Inc. is a provider of integrated local and long distance services to business and residential customers primarily in Iowa and Illinois. On June 21, 1996, McLeod, Inc. introduced its new PrimeLine(R) service to residential customers in the Cedar Rapids and Iowa City markets. PrimeLine includes local phone service, long distance, voice mail, Internet access and paging.

"This alliance will provide us the opportunity to optimize and simplify our marketing and customer service efforts for our business and residential customers," said Steve Gray, President and Chief Operating Officer of McLeod, Inc. "This combination will create opportunities for McLeod to extend its relationship with its customers through nearly three million directories that TELECOM*USA Publishing currently distributes in McLeod's targeted upper midwest region."



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TELECOM*USA Publishing is headquartered in Cedar Rapids and currently employs over 600 full- and part-time staff. TELECOM*USA Publishing had revenue of approximately $61 million for the twelve-month period ended July 31, 1996 and publishes approximately 8 million telephone directories in about 5,000 communities in 15 states in the midwestern United States. As a wholly owned subsidiary of McLeod, Inc., TELECOM*USA Publishing would continue to operate from its current headquarters location with its existing management and would continue its publishing, yellow page advertising, and interactive audiotex services.

Arthur Christoffersen, formerly Executive Vice President and CFO of the Teleconnect Company, will continue as President and CEO of TELECOM*USA Publishing, which will become a wholly owned subsidiary of McLeod, Inc. Mr. Christoffersen joins McLeod, Inc. executives Clark McLeod, Chairman and CEO, and Steve Gray, President and COO, as well as other former Teleconnect Company executives who now work at McLeod.

Arthur Christoffersen commented on the synergies between McLeod, Inc. and TELECOM*USA Publishing. "Our customer base and publishing services complement McLeod's sales efforts in both the business and residential markets. The merger of our companies represents a strategic alliance between an independent telephone directory publisher and a company like McLeod, Inc. which provides extensive and innovative packages of services. I look forward to the benefits this partnership provides for our customers and employees."

The acquisition agreement was signed on August 15, 1996 and its is expected that the acquisition will be completed in September or October of this year. Approximately $69 million will be paid in the form of cash, $6 million in the form of McLeod, Inc. Class A Common Stock and the remainder to be the assumption of certain TELECOM*USA Publishing Indebtedness.






PrimeLine(R) is a registered trademark of McLeod TeleManagement, Inc.